IDEXX Laboratories Announces Third Quarter Results

WESTBROOK, Maine, Oct. 19, 2012 /PRNewswire/ -- IDEXX Laboratories, Inc. (NASDAQ: IDXX), today reported that revenues for the third quarter of 2012 increased 5% to $315.5 million, from $301.0 million for the third quarter of 2011. Organic revenue growth1 was 6%. Earnings per diluted share ("EPS") for the quarter ended September 30, 2012 increased 15% to $0.76, compared to $0.66 for the same period in the prior year.

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"Overall for the quarter, our revenue growth was solid and our earnings were in-line with our expectations," stated Jonathan Ayers, Chairman and Chief Executive Officer. "We also made great progress on our strategy of bringing innovation to our veterinary customers around the world."

"During the quarter we continued to advance our strategy of transforming diagnostics through information technology. VetConnect® PLUS, our integrated web-based platform for presentation of both in-house and reference lab diagnostic results, saw unprecedented acceptance, with over 2000 practices activating this advanced capability since its official launch in early July. In addition to its importance to clinical decisions, VetConnect PLUS facilitates impactful conversations between veterinarians and pet owners, which strengthens these relationships."

"We also achieved a successful beta roll-out of IDEXX Pet Health Network® Pro, our new suite of client education and communication services, and strong revenue growth in our Cornerstone® Practice Information Management systems business. All of these information strategies will help promote growth in our core in-house and reference lab diagnostics businesses, translating into an expected organic revenue growth rate of 8% to 9% for the company in 2013."

Revenue Performance

Please refer to the table below entitled "Revenues and Revenue Growth Analysis by Product and Service Categories" in conjunction with the following discussion.

Companion Animal Group. Companion Animal Group ("CAG") revenues for the third quarter of 2012 were $262.4 million compared to $248.1 million for the third quarter of 2011. Organic revenue growth of 7% was due primarily to growth in our reference laboratory diagnostic and consulting services business and in our instrument and consumables business. The revenue increase in our reference laboratory diagnostic and consulting services business was largely the result of higher sales volumes driven primarily by the acquisition of new customers due, in part, to geographic expansion and, to a lesser extent, price increases. The revenue increase in our instruments and consumables business was largely the result of higher sales volumes of consumables used with our Catalyst Dx® and ProCyte Dx® instruments. Revenue from acquired businesses contributed 1% to revenue growth and changes in foreign currency exchange rates reduced revenue growth by 2%.

Water. Water revenues for the third quarter of 2012 were $22.2 million compared to $21.6 million for the third quarter of 2011. Organic revenue growth of 5% was due primarily to higher Quanti-Tray® and Colilert® product sales volumes, driven by new account acquisitions. Changes in foreign currency exchange rates reduced revenue growth by 2%.

Livestock and Poultry Diagnostics. Livestock and Poultry Diagnostics ("LPD") revenues for the third quarter of 2012 were $18.9 million compared to $20.7 million for the third quarter of 2011. The 2% decline in organic revenue was due primarily to lower sales volumes of certain bovine tests, driven principally by lower testing levels from certain government programs in Europe. Changes in foreign currency exchange rates reduced revenue growth by 6%.

Additional Operating Results for the Third Quarter

Gross profit for the third quarter of 2012 increased $12.0 million, or 8%, to $170.6 million from $158.7 million for the third quarter of 2011. As a percentage of total revenue, gross profit increased to 54% from 53%. The increase in the gross profit percentage was due primarily to lower overall costs driven by higher volumes of consumables used in our VetLab® instruments and the favorable impact of currency, partly offset by higher costs to support the continued expansion of our reference laboratories network. The net effect of currency was positive as hedging gains more than offset the net unfavorable impact of changes in foreign currency exchange rates.

Selling, general and administrative ("SG&A") expense for the third quarter of 2012 was $87.4 million, or 28% of revenue, compared to $83.2 million, or 28% of revenue, for the third quarter of 2011. The increase in SG&A expense was due primarily to higher personnel-related costs, partly offset by the favorable impact of changes in foreign currency exchange rates. Research and development ("R&D") expense for the third quarter of 2012 was $20.3 million, or 6% of revenue, compared to $19.4 million, or 6% of revenue for the third quarter of 2011. The increase in R&D expense resulted primarily from increased personnel-related costs and higher external consulting and development costs.

Supplementary Analysis of Results

The accompanying financial tables provide more information concerning our revenue and other operating results for the three and nine months ended September 30, 2012.

Outlook for Full Year 2012 and 2013

The Company provides the following updated guidance for the full year of 2012 and preliminary guidance for 2013. This guidance reflects an assumption that the value of the U.S. dollar relative to other currencies will remain at our current assumptions of the euro at $1.28, the British pound at $1.60 and the Canadian dollar at $1.00 for the balance of 2012 and 2013. For 2012, every 1% weakening of the U.S. dollar relative to our basket of currencies increases revenues by approximately $4.5 million and operating profit by approximately $0.8 million on an annual basis. For 2013, every 1% weakening of the U.S. dollar relative to our basket of currencies is expected to increase revenue by approximately $5 million and operating profit by approximately $1 million on an annual basis. Fluctuations in foreign currency exchange rates from current levels could have a significant positive or negative impact on our actual results of operations in both years.

2012

  Revenues are expected to be approximately $1.30 billion, updated from guidance of $1.30 to $1.31 billion provided in July of this year, which represents reported growth of approximately 6.5% and organic growth of approximately 7.5%.
  Diluted earnings per share are expected to be in the range of $3.08 to $3.11, an increase from our previous guidance of $3.05 to $3.10. The increase at the high end of our range is due to favorable changes in foreign currency exchange rates since July. The increase at the low end of our range is due to the favorable impact of currency exchange rates and a modest tightening due to business performance.
  Free cash flow is expected to be approximately 105% of net income.2
  Capital expenditures are expected to be approximately $60 million.

2013

  Revenues are expected to be in the range of $1.405 to $1.425 billion, which represents reported and organic revenue growth of 8% to 9% compared to projected revenue for 2012.
  Diluted earnings per share are expected to be in the range of $3.37 to $3.47.

Conference Call and Webcast Information

IDEXX Laboratories will be hosting a conference call today at 9:00 a.m. (eastern) to discuss its third quarter results and management's outlook. To participate in the conference call, dial 1-612-234-9960 or 1-800-230-1951 and reference confirmation code 267707. An audio replay will be available through October 26, 2012 by dialing 1-320-365-3844 and referencing replay code 267707.

The call will also be available via live or archived webcast on the IDEXX Laboratories' web site at http://www.idexx.com.

About IDEXX Laboratories, Inc.

IDEXX Laboratories, Inc. is a leader in pet healthcare innovation, serving practicing veterinarians around the world with a broad range of diagnostic and information technology-based products and services. IDEXX products enhance the ability of veterinarians to provide advanced medical care, improve staff efficiency and build more economically successful practices. IDEXX is also a worldwide leader in providing diagnostic tests and information for livestock and poultry and tests for the quality and safety of water and milk. Headquartered in Maine, IDEXX Laboratories employs more than 5,000 people and offers products to customers in over 100 countries.

Note Regarding Forward-Looking Statements

This press release contains statements about the Company's business prospects and estimates of the Company's financial results for future periods that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "expects," "may," "anticipates," "intends," "would," "will," "plans," "believes," "estimates," "should," and similar words and expressions. These statements are based on management's expectations of future events as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. Actual results could differ materially from management's expectations. Factors that could cause or contribute to such differences include the following: the Company's ability to develop, manufacture, introduce and market new products and enhancements to existing products; the Company's ability to achieve cost improvements in its worldwide network of laboratories and in the manufacture of in-clinic instruments;the Company's ability to identify acquisition opportunities, complete acquisitions and integrate acquired businesses; disruptions, shortages or pricing changes that affect the Company's purchases of products and materials from third parties, including from sole source suppliers; the Company's ability to manufacture complex biologic products; the impact of a weak economy on demand for the Company's products and services; the effectiveness of the Company's sales and marketing activities; the effect of government regulation on the Company's business, including government decisions about whether and when to approve the Company's products and decisions regarding labeling, manufacturing and marketing products; the impact of the resolution of the U.S. Federal Trade Commission investigation into the Company's marketing and sales practices; the impact of a change in the status of one of the Company's distributors on its results of operations;the Company's ability to obtain patent and other intellectual property protection for its products, successfully enforce its intellectual property rights and defend itself against third party claims against the Company; the impact of distributor purchasing decisions on sales of the Company's products that are sold through distribution; the impact of competition, technological change, veterinary hospital consolidation, and the prevalence of buying consortiums on the markets for the Company's products; changes or trends in veterinary medicine that affect the rate of use of the Company's products and services by veterinarians; the impact of the Company's inexperience and small scale in the human point-of-care market; the effects of operations outside the U.S., including from currency fluctuations, different regulatory, political and economic conditions, and different market conditions; the effects of interruptions to the Company's operations due to natural disasters or system failures; the impact of any class action litigation due to stock price volatility; the effect on the Company's stock price if quarterly or annual operations results do not meet expectations of market analysts or investors in future periods; and potential exposures related to our worldwide provision for income taxes and the potential loss of tax incentives. A further description of these and other factors can be found in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2012,in the section captioned "Risk Factors."

1 Organic revenue growth for the third quarter of 2012 excludes revenue from business acquisitions subsequent to June 30, 2011, which contributed 1% to revenue growth, and the impact of changes in foreign currency exchange rates, which reduced revenue growth by 3%.

2 Free cash flow is a non-GAAP measure. We calculate free cash flow as cash generated from operations, excluding our royalty prepayment in the first quarter of 2012, and tax benefits attributable to share-based compensation arrangements, reduced by our investments in fixed assets. We feel free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in fixed assets that are required to operate the business. We believe this is a common financial measure useful to further evaluate the results of operations. Refer to our reconciliation below for our calculation of free cash flow. With respect to this particular forward-looking projection, the Company is unable to provide a quantitative reconciliation at this time as the inputs to the measurement are difficult to predict and estimate and are primarily dependent on future events.

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Operations
Amounts in thousands except per share data (Unaudited)

		Three Months Ended		Nine Months Ended
		September 30,	September 30,	September 30,	September 30,
		2012	2011	2012	2011
Revenue:	Revenue	$ 315,475	$ 300,954	$ 973,800	$ 911,488
Expenses and
Income:	Cost of revenue	144,840	142,287	443,702	423,863
	Gross profit	170,635	158,667	530,098	487,625
	Sales and marketing	52,067	50,682	164,238	152,641
	General and administrative	35,307	32,483	105,760	98,219
	Research and development	20,349	19,406	60,964	55,839
	Income from operations	62,912	56,096	199,136	180,926
	Interest expense, net	400	478	1,603	1,200
	Income before provision for income taxes	62,512	55,618	197,533	179,726
	Provision for income taxes	19,639	17,122	62,606	55,970
Net Income:	Net income	42,873	38,496	134,927	123,756
	Less: Noncontrolling interest in subsidiary's
	earnings (losses)	20	(11)	14	(20)
	Net income attributable to stockholders	$ 42,853	$ 38,507	$ 134,913	$ 123,776
	Earnings per share: Basic	$ 0.78	$ 0.68	$ 2.45	$ 2.17
	Earnings per share: Diluted	$ 0.76	$ 0.66	$ 2.40	$ 2.11
	Shares outstanding: Basic	54,938	56,699	55,074	57,141
	Shares outstanding: Diluted	56,088	58,007	56,270	58,636

IDEXX Laboratories, Inc. and Subsidiaries
Selected Operating Information(Unaudited)

		Three Months Ended		Nine Months Ended
		September 30,	September 30,	September 30,	September 30,
		2012	2011	2012	2011
Operating	Gross profit	54.1%	52.7%	54.4%	53.5%
Ratios (as a	Sales, marketing, general and
percentage of	administrative expense	27.7%	27.6%	27.7%	27.5%
revenue):	Research and development expense	6.5%	6.5%	6.3%	6.1%
	Income from operations[1]	19.9%	18.6%	20.4%	19.9%

International	International revenue (in thousands)	$ 129,139	$ 126,750	$ 397,373	$ 386,905
Revenue:	International revenue as percentage of total revenue	40.9%	42.1%	40.8%	42.4%

1Amounts presented may not recalculate due to rounding.

IDEXX Laboratories, Inc. and Subsidiaries
Segment Information
Amounts in thousands (Unaudited)

		Three Months Ended		Three Months Ended
		September 30,	Percent of	September 30,	Percent of
		2012	Revenue	2011	Revenue
Revenue:	CAG	$ 262,357		$ 248,074
	Water	22,223		21,648
	LPD	18,911		20,675
	Other	11,984		10,557
	Total	$ 315,475		$ 300,954

Gross Profit:	CAG	$ 138,558	52.8%	$ 126,048	50.8%
	Water	14,489	65.2%	14,317	66.1%
	LPD	12,630	66.8%	13,666	66.1%
	Other	4,577	38.2%	4,009	38.0%
	Unallocated Amounts	381	N/A	627	N/A
	Total	$ 170,635	54.1%	$ 158,667	52.7%

Income from
Operations:	CAG	$ 50,651	19.3%	$ 44,296	17.9%
	Water	10,128	45.6%	9,979	46.1%
	LPD	3,504	18.5%	3,648	17.6%
	Other	(119)	(1.0%)	34	0.3%
	Unallocated Amounts	(1,252)	N/A	(1,861)	N/A
	Total	$ 62,912	19.9%	$ 56,096	18.6%

		Nine Months Ended		Nine Months Ended
		September 30,	Percent of	September 30,	Percent of
		2012	Revenue	2011	Revenue
Revenue:	CAG	$ 808,724		$ 748,397
	Water	63,788		62,123
	LPD	64,153		69,981
	Other	37,135		30,987
	Total	$ 973,800		$ 911,488

Gross Profit:	CAG	$ 425,867	52.7%	$ 387,734	51.8%
	Water	42,250	66.2%	38,676	62.3%
	LPD	43,483	67.8%	47,548	67.9%
	Other	14,469	39.0%	12,493	40.3%
	Unallocated Amounts	4,029	N/A	1,174	N/A
	Total	$ 530,098	54.4%	$ 487,625	53.5%

Income from
Operations:	CAG	$ 157,337	19.5%	$ 145,137	19.4%
	Water	28,619	44.9%	25,327	40.8%
	LPD	14,580	22.7%	17,974	25.7%
	Other	669	1.8%	(207)	(0.7%)
	Unallocated Amounts	(2,069)	N/A	(7,305)	N/A
	Total	$ 199,136	20.4%	$ 180,926	19.9%

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Product and Service Categories
Amounts in thousands (Unaudited)

Net Revenue	Three Months Ended September 30, 2012	Three Months Ended September 30, 2011	Dollar Change	Percentage Change	Percentage Change from Currency[1]	Percentage Change from Acquisitions[2]	Organic Revenue Growth[3]

CAG	$262,357	$248,074	$14,283	5.8%	(2.3%)	1.4%	6.7%
Water	22,223	21,648	575	2.7%	(2.0%)	-	4.7%
LPD	18,911	20,675	(1,764)	(8.5%)	(6.1%)	-	(2.4%)
Other	11,984	10,557	1,427	13.5%	(1.6%)	-	15.1%
Total	$315,475	$300,954	$14,521	4.8%	(2.5%)	1.1%	6.2%

Net CAG Revenue	Three Months Ended September 30, 2012	Three Months Ended September 30, 2011	Dollar Change	Percentage Change	Percentage Change from Currency [1]	Percentage Change from Acquisitions[2]	Organic Revenue Growth[3]

Instruments and consumables	$101,325	$99,719	$1,606	1.6%	(2.6%)	-	4.2%
Rapid assay products	39,315	36,073	3,242	9.0%	(1.1%)	-	10.1%
Reference laboratory diagnostic and consulting services	101,449	94,027	7,422	7.9%	(3.0%)	3.7%	7.2%
Practice management and digital imaging systems	20,268	18,255	2,013	11.0%	(0.1%)	-	11.1%
Net CAG revenue	$262,357	$248,074	$14,283	5.8%	(2.3%)	1.4%	6.7%

1The percentage change from currency is a non-U.S. GAAP measure. It represents the percentage change in revenue resulting from the difference between the average exchange rates during the three months ended September 30, 2012 and the same period of the prior year applied to foreign currency denominated revenues for the three months ended September 30, 2012.

2The percentage change from acquisitions is a non-U.S. GAAP measure. It represents the percentage change in revenue during the three months ended September 30, 2012 compared to the three months ended September 30, 2011 attributed to acquisitions subsequent to June 30, 2011.

3Organic revenue growth is a non-U.S. GAAP measure and represents the percentage change in revenue during the three months ended September 30, 2012 compared to the three months ended September 30, 2011 net of acquisitions and the effect of changes in foreign currency exchange rates.

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Product and Service Categories
Amounts in thousands (Unaudited)

Net Revenue	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011	Dollar Change	Percentage Change	Percentage Change from Currency[1]	Percentage Change from Acquisitions[2]	Organic Revenue Growth[3]

CAG	$808,724	$748,397	$60,327	8.1%	(1.7%)	1.4%	8.4%
Water	63,788	62,123	1,665	2.7%	(1.6%)	-	4.3%
LPD	64,153	69,981	(5,828)	(8.3%)	(4.3%)	-	(4.0%)
Other	37,135	30,987	6,148	19.8%	(0.9%)	-	20.7%
Total	$973,800	$911,488	$62,312	6.8%	(2.0%)	1.2%	7.6%

Net CAG Revenue	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011	Dollar Change	Percentage Change	Percentage Change from Currency[1]	Percentage Change from Acquisitions[2]	Organic Revenue Growth[3]

Instruments and consumables	$307,565	$292,209	$15,356	5.3%	(2.0%)	-	7.3%
Rapid assay products	128,556	118,883	9,673	8.1%	(0.8%)	-	8.9%
Reference laboratory diagnostic and consulting services	309,696	282,242	27,454	9.7%	(2.2%)	3.7%	8.2%
Practice management and digital imaging systems	62,907	55,063	7,844	14.2%	(0.2%)	-	14.4%
Net CAG revenue	$808,724	$748,397	$60,327	8.1%	(1.7%)	1.4%	8.4%

1The percentage change from currency is a non-U.S. GAAP measure. It represents the percentage change in revenue resulting from the difference between the average exchange rates during the nine months ended September 30, 2012 and the same period of the prior year applied to foreign currency denominated revenues for the nine months ended September 30, 2012.

2The percentage change from acquisitions is a non-U.S. GAAP measure. It represents the percentage change in revenue during the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011 attributed to acquisitions subsequent to December 31, 2010.

3Organic revenue growth is a non-U.S. GAAP measure and represents the percentage change in revenue during the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011 net of acquisitions and the effect of changes in foreign currency exchange rates.

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Balance Sheet
Amounts in thousands (Unaudited)

					September 30,	December 31,
					2012	2011
Assets:		Current Assets:
		Cash and cash equivalents			$ 221,441	$ 183,895
		Accounts receivable, net			141,374	141,275
		Inventories			147,474	133,099
		Other current assets			60,485	65,958
		Total current assets			570,774	524,227
		Property and equipment, net			231,639	216,777
		Other long-term assets, net			290,938	289,810
		Total assets			$ 1,093,351	$ 1,030,814
Liabilities and
Stockholders'
Equity:		Current Liabilities:
		Accounts payable			$ 31,728	$ 36,551
		Accrued liabilities			134,664	141,383
		Debt			232,960	243,917
		Deferred revenue			16,494	15,028
		Total current liabilities			415,846	436,879
		Long-term debt, net of current portion			1,776	2,501
		Other long-term liabilities			58,194	51,841
		Total long-term liabilities			59,970	54,342

	Total stockholders' equity				617,507	539,579
	Noncontrolling interest				28	14
	Total equity				617,535	539,593
	Total liabilities and stockholders' equity				$ 1,093,351	$ 1,030,814

IDEXX Laboratories, Inc. and Subsidiaries
Selected Balance Sheet Information(Unaudited)

		September 30,	June 30,	March 31,	December 31,	September 30,
		2012	2012	2012	2011	2011
Selected
Balance Sheet	Days sales outstanding[1]	41.7	41.9	42.7	41.0	43.1
Information:	Inventory turns [2]	1.7	1.8	1.8	1.8	1.7

[1]Days sales outstanding represents the average of the accounts receivable balances at the beginning and end of each quarter divided by revenue for that quarter, the result of which is then multiplied by 91.25 days.

[2]Inventory turns represents inventory-related cost of product sales for the 12 months preceding each quarter-end divided by the inventory balance at the end of the quarter.

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Amounts in thousands (Unaudited)

		Nine Months Ended
		September 30,	September 30,
		2012	2011
Operating:	Cash Flows from Operating Activities:
	Net income	$ 134,927	$ 123,756
	Non-cash charges	49,520	48,641
	Changes in assets and liabilities	(20,777)	5,130
	Tax benefit from share-based compensation arrangements	(10,182)	(14,009)
	Net cash provided by operating activities	153,488	163,518
Investing:	Cash Flows from Investing Activities:
	Purchases of property and equipment	(43,230)	(39,927)
	Proceeds from disposition of pharmaceutical product lines	3,000	3,000
	Proceeds from sale of property and equipment	45	223
	Acquisition of intangible asset	(900)	-
	Acquisition of a business, net of cash acquired	-	(2,600)
	Net cash used by investing activities	(41,085)	(39,304)
Financing:	Cash Flows from Financing Activities:
	(Repayment) borrowings on revolving credit facilities, net	(11,000)	24,903
	Payment of notes payable	(682)	(643)
	Repurchases of common stock	(91,152)	(166,016)
	Proceeds from the exercise of stock options and employee stock purchase plans	17,156	26,080
	Tax benefit from share-based compensation arrangements	10,182	14,009
	Net cash used by financing activities	(75,496)	(101,667)
	Net effect of changes in exchange rates on cash	639	2,037
	Net increase in cash and cash equivalents	37,546	24,584
	Cash and cash equivalents, beginning of period	183,895	156,915
	Cash and cash equivalents, end of period	$ 221,411	$ 181,499

IDEXX Laboratories, Inc. and Subsidiaries
Free Cash Flow
Amounts in thousands (Unaudited)
		Nine Months Ended
		September 30,	September 30,
		2012	2011
Free Cash
Flow:	Net cash provided by operating activities	$ 153,488	$ 163,518
	Royalty prepayment to obtain exclusive patent rights	6,250	-
	Financing cash flows attributable to tax benefits from share-based compensation arrangements	10,182	14,009
	Purchases of property and equipment	(43,230)	(39,927)
	Free cash flow	$ 126,690	$ 137,600

IDEXX Laboratories, Inc. and Subsidiaries
Common Stock Repurchases
Amounts in thousands except per share data (Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2012	2011	2012	2011
Share repurchases during the period	386	886	1,038	2,183
Average price paid per share	$ 93.76	$ 76.27	$ 87.82	$ 76.04

Shares remaining under repurchase authorization as of September 30, 2012 totaled 3,349,826.

Share repurchases do not include shares surrendered by employees in payment for the minimum required withholding taxes due on the vesting of restricted stock units and the settlement of deferred stock units.

Contact: Merilee Raines, Chief Financial Officer, 1-207-556-8155